Exhibit 10.1

TRANSACTION SUPPORT AGREEMENT (RECAPITALIZATION)

This TRANSACTION SUPPORT AGREEMENT (RECAPITALIZATION) (as amended, modified or supplemented from time to time, this “Agreement”) is entered into as of September 16, 2013, by and among (i) Interactive Network, Inc., a Nevada corporation (“INI”), FriendFinder Networks Inc., a Nevada corporation (“FFN” and, collectively with INI, the “Issuers”), and each of the undersigned entities listed as guarantors (collectively, the “Guarantors” and, together with Issuers, the “Company”), (ii) each of the undersigned holders (the “Consenting First Lien Noteholders”) of the 14% Senior Secured Notes due 2013 (the “First Lien Notes”), issued pursuant to that certain Indenture (as amended, modified or supplemented prior to the date hereof, the “First Lien Indenture”), dated as of October 27, 2010 with U.S. Bank National Association serving as Indenture Trustee (the “First Lien Indenture Trustee”), and (iii) each of the undersigned holders (the “Consenting Second Lien Noteholders”) of (a) the 14% Cash Pay Secured Notes Due 2013 (the “Cash Pay Second Lien Notes”), issued pursuant to that certain Indenture dated as of October 27, 2010 (as amended, modified or supplemented prior to the date hereof, the “Cash Pay Second Lien Indenture”) with U.S. Bank National Association serving as Indenture Trustee (the “Second Lien Cash Pay Indenture Trustee”), if any, and (b) the 11.5% Non-Cash Pay Secured Notes Due 2014 (the “Non-Cash Pay Second Lien Notes” and together with the Cash Pay Second Lien Notes, the “Second Lien Notes”), issued pursuant to the Indenture dated as of October 27, 2010 (as amended, modified or supplemented prior to the date hereof, the “Non-Cash Pay Second Lien Indenture” and together with the Cash Pay Second Lien Indenture, the “Second Lien Indentures”) with U.S. Bank National Association serving as Indenture Trustee (the “Second Lien Non-Cash Pay Indenture Trustee” and together with the Second Lien Cash Pay Indenture Trustee, the “Second Lien Indenture Trustees”). Issuers, Guarantors, Consenting First Lien Noteholders and Consenting Second Lien Noteholders are each referred to herein as a “Party” and collectively referred to as the “Parties”.

WHEREAS, prior to the date hereof, the Parties have engaged in good faith negotiations regarding the terms of a financial transaction pursuant to the terms and conditions of this Agreement and the various exhibits and schedules hereto that are incorporated herein;

WHEREAS, the Parties have agreed to the terms of a recapitalization transaction for the Company (the “Recapitalization Transaction”) which the Parties intend to consummate through the filing of chapter 11 cases by the Company in the Bankruptcy Court, which cases will be filed for the purpose of consummating the Recapitalization Transaction (the “Bankruptcy Cases”) and the confirmation of a plan of reorganization containing terms and conditions materially consistent with those set forth on Exhibit A hereto (the “Plan Term Sheet”), with such other terms as are reasonably acceptable to the Required Consenting Parties and the Company (the “Recapitalization Transaction Terms”);

WHEREAS, as of the date hereof, pursuant to the First Lien Indenture and the First Lien Notes, the Company is indebted to holders of the First Lien Notes (“First Lien Noteholders”) in the principal amount of $234,297,907.80, plus contractual interest and certain premiums, fees, costs and expenses under the First Lien Indenture;

WHEREAS, as of the date hereof, the Consenting First Lien Noteholders are the beneficial owners or advisors or investment managers for the beneficial owners of at least 80% of the outstanding First Lien Noteholder Claims;

WHEREAS, as of the date hereof, pursuant to the Cash Pay Second Lien Indenture and the Cash Pay Second Lien Notes, the Company is indebted to holders of the Cash Pay Second Lien Notes (the “Cash Pay Second Lien Noteholders”) in the aggregate principal amount of $9,600,000, plus contractual interest and certain fees and expenses under the Cash Pay Second Lien Indenture; and pursuant to the Non-Cash Pay Second Lien Indenture and the Non-Cash Pay Second Lien Notes, the Company is indebted to holders of the Non-Cash Pay Second Lien Notes (the “Non-Cash Pay Second Lien Noteholders,” and together with the Cash Pay Second Lien Noteholders, the “Second Lien Noteholders”) in the aggregate principal amount of $320,000,000, plus contractual interest and certain fees and expenses under the Non-Cash Pay Second Lien Indenture;

WHEREAS, as of the date hereof, the Consenting Second Lien Noteholders are the beneficial owners or advisors or investment managers for the beneficial owners of at least 78% of the outstanding principal amount of the Second Lien Notes;

WHEREAS, certain Events of Default (as defined therein) have occurred and are continuing under each of the First Lien Indenture and the Second Lien Indentures;

WHEREAS, certain of the First Lien Noteholders previously have agreed to forbear from the exercise of their rights and remedies pursuant to that certain Forbearance Agreement entered into on or about November 5, 2012, as amended by the First Amendment to Forbearance Agreement dated February 4, 2013, the Second Amendment to Forbearance Agreement dated May 6, 2013, the Third Amendment to Forbearance Agreement dated June 7, 2013, and the Fourth Amendment to Forbearance Agreement dated July 1, 2013 (collectively, the “Prior Forbearance Agreement”), which Prior Forbearance Agreement expired on July 31, 2013;

WHEREAS, on August 5, 2013, the First Lien Indenture Trustee accelerated the First Lien Notes, thereby triggering the obligation of the Company to pay to all holders of First Lien Notes all of the outstanding amounts thereunder including, without limitation, the Applicable Prepayment Premium (as defined in the First Lien Indenture);

WHEREAS, also on August 5, 2013, certain of the First Lien Noteholders agreed to forbear from the exercise of their rights and remedies pursuant to that certain Forbearance Agreement entered into on August 5, 2013 (the “Forbearance Agreement”), which Forbearance Agreement has since expired;

WHEREAS, on August 7, 2013, the Second Lien Cash Pay Indenture Trustee accelerated the Cash Pay Second Lien Notes and agreed to forbear from the exercise of their rights and remedies pursuant to a forbearance agreement delivered concurrently therewith which has since expired;

WHEREAS, on August 27, 2013, the Issuers entered into a Settlement Term Sheet (Bell/Staton) (the “Bell/Staton Settlement Agreement”) a copy of which is attached hereto as Exhibit D, which sets forth the resolution of various matters related to the claims against (including the claims related to the Cash Pay Second Lien Notes) and interests in the Debtors held by Marc H. Bell (“Bell”), Daniel C. Staton (“Staton”) and certain related parties (the “Bell/Staton Parties”), which Bell/Staton Settlement Agreement was consented to by the Consenting First Lien Noteholders and the Consenting Second Lien Noteholders and will be incorporated into the Plan; and

WHEREAS, the Parties have agreed to support the Recapitalization Transaction on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the promises and mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Party agrees as follows:

1.             Definitions. In addition to the terms that are defined in the preamble and recitals set forth above, the following terms shall have the following definitions:

“Agreement” has the meaning set forth in the Preamble.

“Agreement Termination Date” has the meaning set forth in Section 4 hereto.

“Agreement Termination Event” has the meaning set forth in Section 4 hereto.

“Bankruptcy Cases” has the meaning set forth in the Recitals.

“Bankruptcy Code” means title 11 of the United States Code §§ 101, et seq.

“Bankruptcy Court” means the United States Bankruptcy Court for the District of Delaware or such other jurisdiction as is acceptable to the Required Consenting Parties and the Company.

“Bell” has the meaning set forth in the Recitals.

“Bell/Staton Parties” has the meaning set forth in the Recitals.

“Bell/Staton Settlement Agreement” has the meaning set forth in the Recitals.

“Business Day” means any day other than Saturday, Sunday and any day that is a legal holiday or a day on which banking institutions in New York, New York are authorized by law or governmental action to close.

“Cash Collateral Order” means an order entered by the Bankruptcy Court authorizing the Company to use cash collateral and granting adequate protection to the First Lien Notes on terms and conditions reasonably acceptable to the Required Consenting First Lien Noteholders and the Company and granting adequate protection and other relief to the Second Lien Notes acceptable to the Consenting Second Lien Noteholders and the Company consistent with the terms of the Intercreditor Agreement.

“Cash Pay Second Lien Indenture” has the meaning set forth in the Preamble.

“Cash Pay Second Lien Noteholders” has the meaning set forth in the Recitals.

“Cash Pay Second Lien Notes” has the meaning set forth in the Preamble.

“Claims” shall have the meaning set forth under the Bankruptcy Code.

“Company” has the meaning set forth in the Preamble.

“Confirmation Order” means an order entered by the Bankruptcy Court confirming the Plan, including all exhibits, appendices and related documents, in form and substance reasonably acceptable to the Required Consenting Parties and the Company which order is not subject to stay.

“Consenting First Lien Noteholders” has the meaning set forth in the Preamble.

“Consenting Second Lien Noteholders” has the meaning set forth in the Preamble.

“Disclosure Statement” means the disclosure statement related to the Plan, which is materially consistent with the Plan Term Sheet and is otherwise on terms and conditions reasonably acceptable to the Required Consenting Parties and the Company.

“Disclosure Statement Order” means the order entered by the Bankruptcy Court approving the Disclosure Statement and the solicitation of votes on the Plan, which order shall be materially consistent with the Plan Term Sheet and otherwise in form and substance reasonably acceptable to the Required Consenting Parties and the Company.

“Effective Date” means the date on which the Plan becomes effective in accordance with its terms.

“Equity” means, collectively, the existing shares of capital stock of FFN and all options and warrants to acquire shares of capital stock of FFN, and other securities convertible into shares of capital stock of FFN.

“FFN” has the meaning set forth in the Preamble.

“First Amendment to Forbearance Agreement” has the meaning set forth in Section 2(b) hereto.

“First Lien Indenture” has the meaning set forth in the Preamble.

“First Lien Indenture Trustee” has the meaning set forth in the Preamble.

“First Lien Noteholder Claims” means all claims arising under or relating to the First Lien Notes and the First Lien Indenture and all agreements and instruments relating to the foregoing.

“First Lien Noteholders” has the meaning set forth in the Recitals.

“First Lien Notes” has the meaning set forth in the Preamble.

“Forbearance Agreement” has the meaning set forth in the Recitals.

“Guarantors” has the meaning set forth in the Preamble.

“INI” has the meaning set forth in the Preamble.

“Intercreditor Agreement” means that certain Intercreditor and Subordination Agreement dated as of October 27, 2010 among the Issuers, the First Lien Indenture Trustee, and the Second Lien Indenture Trustees.

“Issuers” has the meaning set forth in the Preamble.

“Joinder” means a document substantially in the form of Exhibit C.

“Milestones” has the meanings set forth in the Plan Term Sheet.

“New First Lien Notes” means those new first lien notes to be issued in connection with the Recapitalization Transaction, the terms and conditions of which shall be materially consistent with the terms and conditions set forth on Exhibit B hereto and otherwise reasonably acceptable to the Required Consenting Parties and the Company.

“Non-Cash Pay Second Lien Indenture” has the meaning set forth in the Preamble.

“Non-Cash Pay Second Lien Noteholders” has the meaning set forth in the Recitals.

“Non-Cash Pay Second Lien Notes” has the meaning set forth in the Preamble.

“Other Transaction” means a merger or other change in control transaction that is approved in writing by the Required Consenting Parties and the Company~~.~~

“Outside Date” means January 31, 2014.

“Party” has the meaning set forth in the Preamble.

“Person” means an individual, a partnership, a joint venture, a limited liability company, a corporation, a trust, an unincorporated organization, a group or any legal entity or association.

“Petition Date” means the date the Bankruptcy Cases are commenced.

“Plan” means a plan of reorganization for the Company that incorporates the terms set forth in the Plan Term Sheet and such other terms and conditions as are reasonably acceptable to the Required Consenting Parties and the Company.

“Plan Documents” means the Plan, the Disclosure Statement, the related solicitation documents, the Confirmation Order and all other documents or agreements that are necessary to implement the Recapitalization Transaction Terms; provided that each of the foregoing documents shall be consistent in all material respects with the Recapitalization Transaction Terms and otherwise in form and substance reasonably acceptable to the Required Consenting Parties and the Company.

“Plan Term Sheet” has the meaning set forth in the Recitals.

“Prior Forbearance Agreement” has the meaning set forth in the Recitals.

“Recapitalization Transaction” has the meaning set forth in the Recitals.

“Recapitalization Transaction Terms” has the meaning set forth in the Recitals.

“Required Consenting First Lien Noteholders” means the Consenting First Lien Noteholders holding a majority in aggregate principal amount of the First Lien Notes held by all Consenting First Lien Noteholders as set forth on the signature page(s) hereto including First Lien Notes covered by any Joinder executed and delivered as of the date of the applicable action or consent.

“Required Consenting Parties” means the Required Consenting First Lien Noteholders and the Required Consenting Second Lien Noteholders.

“Required Consenting Second Lien Noteholders” means the Consenting Second Lien Noteholders holding at least a majority in aggregate principal amount of the Second Lien Notes held by all Consenting Second Lien Noteholders as set forth on the signature page(s) hereto including Second Lien Notes covered by any Joinder executed and delivered as of the date of any applicable action or consent.

“Second Lien Cash Pay Indenture Trustee” has the meaning set forth in the Preamble.

“Second Lien Indentures” has the meaning set forth in the Preamble.

“Second Lien Indenture Trustees” has the meaning set forth in the Preamble.

“Second Lien Non-Cash Pay Indenture Trustee” has the meaning set forth in the Preamble.

“Second Lien Noteholder Claims” means all claims arising under or relating to the Second Lien Notes and the Second Lien Indentures, and all agreements and instruments relating to the foregoing.

“Second Lien Noteholders” has the meanings set forth in the Recitals.

“Second Lien Notes” has the meaning set forth in the Preamble.

“Solicitation” means solicitation of votes for the Plan pursuant to applicable bankruptcy law, which is materially consistent with the Plan Term Sheet and otherwise in form and substance reasonably acceptable to the Required Consenting Parties and the Company.

“Staton” has the meaning set forth in the Recitals.

“Transfer” has the meaning set forth in Section 5(a) hereto.

2.     Commitment of Consenting First Lien Noteholders and Consenting Second Lien Noteholders.

(a)     Subject to the terms and conditions of this Agreement, including without limitation the Company’s obligation to fulfill the terms and conditions set forth in the Plan Term Sheet and for so long as no Agreement Termination Event has occurred, each Consenting First Lien Noteholder (severally and not jointly) and each Consenting Second Lien Noteholder (severally and not jointly), on his, her or its behalf and on behalf of his, her or its controlled affiliates, and in all of his, her or its capacities, agrees that:

(i)      (A) so long as its vote has been properly solicited in accordance with applicable law, and subject to Section 24 hereof, such Consenting First Lien Noteholder or Consenting Second Lien Noteholder will timely vote all respective claims and/or rights against, or interests in, the Company (including, without limitation, all First Lien Noteholder Claims, Second Lien Noteholder Claims and, to the extent applicable, Equity interests) to accept the Plan and support approval of the Disclosure Statement, (B) he, she or it will negotiate in good faith definitive Plan Documents, (C) he, she or it will affirmatively grant (or, if applicable, not opt-out) of providing the releases provided for in the Plan, and (D) he, she or it will not (x) vote against the Plan or agree to, consent to, or provide any direct or indirect support for any plan of reorganization other than the Plan, (y) object to or otherwise commence any proceeding or oppose or alter any of the terms of the Disclosure Statement or Plan or take any other action that is materially inconsistent with the approval of the Disclosure Statement or Plan in the Bankruptcy Cases, or (z) withdraw, change or revoke his, her or its vote in favor of the Plan; and

(ii)     to the extent such Consenting First Lien Noteholder or Consenting Second Lien Noteholder is or becomes the beneficial owner of any Second Lien Noteholder Claims or First Lien Noteholder Claims, respectively, or is or becomes the nominee, investment manager or advisor for a beneficial holder of any Second Lien Noteholder Claims or First Lien Noteholder Claims, respectively, such Consenting First Lien Noteholder or Consenting Second Lien Noteholder shall bound by the terms of this Agreement as a Consenting Second Lien Noteholder or Consenting First Lien Noteholder, as applicable.

(b)     [Intentionally Omitted.]

3.     Commitment of the Company.

(a)     Subject to the terms and conditions of this Agreement and for so long as no Agreement Termination Event has occurred and subject to paragraph 10 hereof, the Company agrees to:

(i)      use its commercially reasonable best efforts to prepare for the Recapitalization Transaction, such preparation to include (but not be limited to) the negotiation and drafting of definitive documentation to implement the Recapitalization Transaction, the preparation of the Plan Documents and (when appropriate) the timely filing of such Plan Documents in the Bankruptcy Cases, and the pursuit of such other matters necessary or appropriate to prepare for the consummation of the Recapitalization Transaction, and preparation for the Bankruptcy Cases, commencing on the date hereof and proceeding expeditiously hereafter with respect to the Recapitalization Transaction;

(ii)     take any and all commercially reasonable actions in furtherance of the Recapitalization Transaction including but not limited to preparing first day bankruptcy motions and applications and Plan Documents materially consistent with the Plan Term Sheet and otherwise on terms reasonably acceptable to the Required Consenting Parties and the Company in advance of the dates specified in the Milestones;

(iii)    in the event that the Company has commenced any Bankruptcy Cases, (A) subject to clause (B) below, file with the Bankruptcy Court first day pleadings and applications consistent with the Recapitalization Transaction Terms within one (1) Business Day of the Petition Date; (B) file the Plan and Disclosure Statement with the Bankruptcy Court no later than ten (10) Business Day after the Petition Date, (C) take all commercially reasonable actions necessary to meet the Milestones; and (D) take any and all commercially reasonable actions in furtherance of obtaining approval of the Cash Collateral Order;

(iv)    use commercially reasonable efforts to promptly and expeditiously obtain any and all required governmental, regulatory and/or third-party approvals for the Recapitalization Transaction;

(v)     provide draft copies of all Plan Documents, “first day” motions or applications and use commercially reasonable efforts to provide drafts of any other documents the Company intends to file with the Bankruptcy Court to the designated legal counsel for the Consenting First Lien Noteholders and the Consenting Second Lien Noteholders prior to the date when the Company intends to file such document and shall consult in good faith with such counsel regarding the form and substance of any such proposed filing; provided, however, the Company will not be in breach of this provision by failing to provide to counsel to the Consenting First Lien Noteholders or the Consenting Second Lien Noteholders drafts of motions or pleadings that seek emergency or expedited relief; and

(vi)    use its commercially reasonable best efforts to proceed in good faith to avoid the occurrence of any event that may constitute an Agreement Termination Event.

(b)     In the event that the Company has commenced any Bankruptcy Cases, for so long as no Agreement Termination Event has occurred, the Company shall not, and shall not agree to, consent to, provide any support to, participate in the formulation of or seek Bankruptcy Court approval of, (i) any sale of assets and/or stock (whether such sale is implemented pursuant to section 363 of the Bankruptcy Code, a chapter 11 plan or otherwise), (ii) any plan of reorganization or (iii) any liquidation (either under chapter 7 or chapter 11 of the Bankruptcy Code) in respect of the Company, other than as contemplated in the Recapitalization Transaction Terms or an Other Transaction (each, an “Alternative Bankruptcy Transaction”); provided, however, that if at any time after the Petition Date, the Company (A) receives, in writing, an unsolicited proposal for an Alternative Bankruptcy Transaction and (B) the Company reasonably determines (after consultation with its legal counsel and financial advisor and with the Required Consenting Parties) that (1) such Alternative Bankruptcy Transaction is reasonably likely to be consummated in a timely manner and represents a higher and/or better transaction for the Company than the Recapitalization Transaction Terms, and (2) continued support of the Plan pursuant to this Section 3(b) of the Agreement would be inconsistent with the exercise of its fiduciary duties, it shall be permitted to withdraw its support for the Plan and shall be entitled to terminate the Agreement upon prompt written notice to the other Parties. For the avoidance of doubt, any termination of this Agreement pursuant to this Section 3(b) will be considered an Agreement Termination Event.

(c)     Each of the Issuers and Guarantors shall:

(i)      concurrently with such Party’s execution and delivery of this Agreement pay the retainers specified in clause (b)(iii) of Section 22 to the extent not previously paid; and

(ii)     promptly deliver to each of the Parties copies of any notices received by the Company pursuant to Section 4.

4.     Termination. This Agreement shall be terminated upon the occurrence of any of the following events (each an “Agreement Termination Event”):

(a)     the mutual written consent of the Issuers, the Required Consenting First Lien Noteholders and the Required Consenting Second Lien Noteholders;

(b)     after the commencement of Bankruptcy Cases, by the Company upon written notice to the other Parties that it is exercising its fiduciary obligations consistent with this Agreement and terminating this Agreement in accordance with Section 3(b);

(c)     automatically upon the closing of an Other Transaction or upon the Effective Date of the Plan and the making of the distributions consistent with the Plan;

(d)     automatically upon the occurrence of the Outside Date;

(e)     prior to the Petition Date, by (x) the Company by written notice of termination to the other Parties, or (y) the Required Consenting First Lien Noteholders or the Required Consenting Second Lien Noteholders by written notice of termination to the Issuers, in either case upon:

(i)      the issuance of an order by any court of competent jurisdiction or other competent governmental or regulatory authority making illegal or otherwise restricting, preventing or prohibiting the Recapitalization Transaction; or

(ii)     the occurrence of a material breach by any other Party of any of his, her or its obligations, covenants or commitments as set forth in this Agreement, which breach has or could reasonably be expected to have a material adverse effect on the Company, the Consenting First Lien Noteholders or the Consenting Second Lien Noteholders, as applicable, and any such breach is not cured within three (3) Business Days after receipt of written notice of such breach from the Company, the Required Consenting First Lien Noteholders or the Required Consenting Second Lien Noteholders; provided, however, that a Party may not terminate this Agreement on account of his, her or its own material breach;

(iii)    holders of at least (x) 80% in principal amount of outstanding First Lien Notes, and (y) 78% in principal amount of outstanding Second Lien Notes fail to execute and deliver to the Company counterpart signature pages of this Agreement or a Joinder to this Agreement by September 16, 2013; or

(iv)    the commencement of a voluntary or involuntary bankruptcy case (to the extent the involuntary case is not dismissed within sixty (60) days of the filing thereof) of INI, FFN or any Guarantor other than the Bankruptcy Cases;

(f)     prior to the Petition Date, by any of the Required Consenting First Lien Noteholders or the Required Consenting Second Lien Noteholders by written notice of termination to the Issuers upon:

(i)      the failure of the Company to timely pay the retainers set forth in clause (b)(iii) of Section 22;

(ii)      INI, FFN or any Guarantor making an assignment for the benefit of creditors;

(iii)     INI, FFN or any Guarantor fails to execute and deliver to the Consenting First Lien Noteholders and the Consenting Second Lien Noteholders counterpart signature pages of this Agreement by September 16, 2013; or

(iv)     The failure of the Company to commence the Bankruptcy Cases by September 23, 2013;

(g)     on or after the Petition Date, immediately and automatically, without notice, upon the occurrence of any of the following events; provided, that, none of the following events shall constitute an Agreement Termination Event if, within three (3) Business Days of such occurrence, the Required Consenting First Lien Noteholders and Required Consenting Second Lien Noteholders by written notice to the Issuers waive such Agreement Termination Event, in which case such Agreement Termination Event shall be deemed to have not occurred:

(i)      the occurrence of a material breach by the Company of any of its obligations, covenants or commitments as set forth in this Agreement, which breach has or could reasonably be expected to have a material adverse effect on the Consenting First Lien Noteholders or the Consenting Second Lien Noteholders, as applicable;

(ii)     the Plan shall have been modified or amended by the Company in a manner materially inconsistent with the Recapitalization Transaction Terms and without the consent of the Required Consenting First Lien Noteholders and the Required Consenting Second Lien Noteholders;

(iii)    the Bankruptcy Court shall have entered an order invalidating, disallowing, limiting or otherwise providing relief against the interests of any First Lien Noteholders or Second Lien Noteholders or any of the trustees of the First Lien Indenture or Second Lien Indentures with respect to any First Lien Noteholder Claims or the Second Lien Noteholder Claims or the priority, enforceability or validity of the liens securing the claims arising under the First Lien Indenture or either of the Second Lien Indentures;

(iv)    a Milestone has not been met;

(v)     the occurrence of an event of default under the Cash Collateral Order that has not been timely cured in accordance therewith;

(vi)    any of the following shall have occurred: (a) the Company or any of its affiliates shall have filed any motion, application, adversary proceeding or cause of action (x) challenging the validity, enforceability, perfection or priority of, or seeking avoidance or subordination of the claims arising under or the liens securing, the obligations in favor of the First Lien Noteholders or Second Lien Noteholders or (y) otherwise seeking to impose liability upon or to enjoin the First Lien Noteholders or the Second Lien Noteholders, or any of them; or (b) the Company or any of its affiliates shall have supported any application, adversary proceeding or cause of action referred to in the immediately preceding clause (a) filed by a third party, or consents to the standing of any such third party; or

(vii)   the Company shall have filed any motion or pleading with the Bankruptcy Court that is not consistent in any material respect with this Agreement, including the Recapitalization Transaction Terms, and such motion or pleading has not been withdrawn prior to the earlier of (i) two (2) business days of the Issuers receiving notice from either of the Required Consenting First Lien Noteholders or the Required Consenting Second Lien Noteholders that such motion or pleading is inconsistent with this Agreement or the Recapitalization Transaction Terms, and (ii) entry of an order of the Bankruptcy Court approving such motion or pleading; or

(h)     on or after the Petition Date, immediately and automatically, without notice, upon the occurrence of any of the following events; provided, that, none of the following events shall constitute an Agreement Termination Event if, within three (3) Business Days of such occurrence, the Company by written notice to the other Parties and the Required Consenting First Lien Noteholders and Required Consenting Second Lien Noteholders by written notice to the Issuers waive such Agreement Termination Event, in which case such Agreement Termination Event shall be deemed to have not occurred:

(i)      the occurrence of a material breach by any other Party of any of his, her or its obligations, covenants or commitments as set forth in this Agreement, which breach has or could reasonably be expected to have a material adverse effect on the Company, the Consenting First Lien Noteholders or the Consenting Second Lien Noteholders, as applicable, and any such breach is not cured within three (3) Business Days after receipt of written notice of such breach from the Company, the Required Consenting First Lien Noteholders or the Required Consenting Second Lien Noteholders; provided, however, that a Party may not terminate this Agreement on account of his, her or its own material breach;

(ii)     the Bankruptcy Court shall have entered an order appointing a trustee or an examiner with expanded powers in the Bankruptcy Cases;

(iii)    the Bankruptcy Court shall have entered an order terminating or modifying the exclusive right of any debtor to file a plan;

(iv)    the Confirmation Order shall have been stayed, reversed, vacated or otherwise modified in a manner inconsistent with the Recapitalization Transaction Terms;

(v)     any of the Bankruptcy Cases shall have been dismissed or converted to a case under chapter 7 of the Bankruptcy Code.

The date on which this Agreement is terminated in accordance with the provisions of this Section 4 shall be referred to as the “Agreement Termination Date” and the provisions of this Agreement shall terminate and become void and have no effect and there shall be no liability hereunder on the part of any Party, in each case except as otherwise provided in this Agreement, unless, in the case of Section 4(e) or (f), within five (5) Business Days, (A) the Company and/or the Required Consenting First Lien Noteholders and/or the Required Consenting Second Lien Noteholders, as applicable, waive in writing the occurrence of such Agreement Termination Event or (B) the applicable Party cures such Agreement Termination Event, in which case such Agreement Termination Event shall be deemed to have not occurred.

Notwithstanding the foregoing provisions of this Section 4, nothing in this Section 4 shall relieve any Party of liability for any breach of this Agreement that occurred prior to the occurrence of the Agreement Termination Date.

5.     Transfers of First Lien Noteholders or Second Lien Noteholder Claims. Notwithstanding anything to the contrary in this Agreement, each of the Consenting First Lien Noteholders and Consenting Second Lien Noteholders agrees that until the occurrence of the Agreement Termination Date, he, she or it shall not sell, assign, transfer, convey, pledge, hypothecate or otherwise dispose of, directly or indirectly (each such transfer, a “Transfer”), all or any of his, her or its First Lien Notes, First Lien Noteholder Claims, Second Lien Notes or Second Lien Noteholder Claims (or any right related thereto and including any voting rights associated with such First Lien Notes, First Lien Noteholder Claims, Second Lien Notes or Second Lien Noteholder Claims) unless the transferee thereof (i) is a Consenting First Lien Noteholder or a Consenting Second Lien Noteholder, or (ii)(a) agrees in writing by executing a Joinder hereto to assume and be bound by this Agreement and to assume the rights and obligations of the transferring Consenting First Lien Noteholder or Consenting Second Lien Noteholder, as applicable, under this Agreement, and (b) promptly delivers such writing to the Company (each such transferee becoming, upon the Transfer, a Consenting First Lien Noteholder or Consenting Second Lien Noteholder, as applicable, hereunder). The Company shall promptly acknowledge any such Transfer in writing and provide a copy of that acknowledgement to the transferor. By its acknowledgement of the relevant Transfer, the Company shall be deemed to have acknowledged that its obligations to the Consenting First Lien Noteholders and Consenting Second Lien Noteholders hereunder shall be deemed to constitute obligations in favor of the relevant transferee. Any Transfer of any Consenting First Lien Noteholder Claim or Consenting Second Lien Noteholder Claim by a Consenting First Lien Noteholder or Consenting Second Lien Noteholder that does not comply with the procedure set forth in the first sentence of this Section 5 shall be deemed void ab initio. This Agreement shall in no way be construed to preclude any Consenting First Lien Noteholder or Consenting Second Lien Noteholder from acquiring additional First Lien Noteholder Claims or Second Lien Noteholder Claims, as applicable, provided that any such additional First Lien Noteholder Claims or Second Lien Noteholder Claims acquired shall automatically be deemed to be subject to the terms of this Agreement, and provided, further, that the Consenting First Lien Noteholder(s) or Consenting Second Lien Noteholder(s) making such acquisition agrees to furnish to the Company prompt notice within five (5) Business Days of the acquisition of any additional First Lien Notes or Second Lien Notes.

6.     Ownership of Claims. Each Consenting First Lien Noteholder and Consenting Second Lien Noteholder and represents and warrants (severally and not jointly) that:

(a)     as of the date of this Agreement, he, she or it is the beneficial owner of the principal amount of the First Lien Noteholder Claims and/or Second Lien Noteholder Claims, or is the nominee, investment manager or advisor for beneficial holders of the First Lien Noteholder Claims and/or Second Lien Noteholder Claims, as set forth on the signature page(s) for such Consenting First Lien Noteholder or Consenting Second Lien Noteholder; provided, however, that the information contained therein shall be maintained strictly as confidential by the Parties hereto and their respective financial advisors and legal counsel, except to the extent otherwise required by law or any rule or regulation of any exchange or regulatory authority, subject to the disclosure obligations set forth in Section 21 of this Agreement; and

(b)     other than pursuant to this Agreement, such Consenting First Lien Noteholder's First Lien Noteholder Claims and Consenting Second Lien Noteholder’s Second Lien Noteholder Claims, as applicable, are held free and clear of any pledge, lien, security interest, charge, claim, equity, option, proxy, voting restriction, right of first refusal or other limitation on disposition or encumbrances of any kind, that might adversely affect in any way such Consenting First Lien Noteholder’s or Consenting Second Lien Noteholder’s performance of his, her or its obligations contained in this Agreement at the time such obligations are required to be performed.

7.     Representations.

(a)     Each Party represents to each other Party that, as of the date of this Agreement:

(i)      it has all requisite corporate, partnership, limited liability company or similar authority to enter into this Agreement and subject to Bankruptcy Court approval in the case of the Company, carry out the transactions contemplated hereby and perform his, her or its obligations hereunder, and the execution, delivery and performance of such Party’s obligations hereunder have been duly authorized by all necessary corporate, partnership, limited liability, or similar action on his, her or its part;

(ii)     the execution, delivery and performance of this Agreement by such Party does not and shall not (x) violate any provision of law, rule or regulation applicable to him, her or it or any of his, her or its subsidiaries or his, her or its organizational documents or those of any of his, her or its subsidiaries or (y) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any material contractual obligations to which he, she or it or any of his, her or its subsidiaries is a party or under his, her or its organizational documents;

(iii)    except as contemplated by this Agreement and in the case of the Company Bankruptcy Court approval, the execution, delivery and performance by him, her or it of this Agreement does not and shall not require any registration or filing with, consent or approval of, or notice to, or other action to, with or by, any federal, state or other governmental authority or regulatory body; and

(iv)    subject where applicable to Bankruptcy Court approval, this Agreement is the legally valid and binding obligation of such Party, enforceable against him, her or it in accordance with its terms.

(b)     Each Consenting First Lien Noteholder and each Consenting Second Lien Noteholder (i) represents to the other Parties hereto that such Consenting First Lien Noteholder or Consenting Second Lien Noteholder, as the case may be, in entering into this Agreement and undertaking his, her or its obligations hereunder, is acting independently and is not acting, directly or indirectly, through contract, arrangement, understanding, relationship or otherwise with any other holder of First Lien Notes or Second Lien Notes, and (ii) hereby confirms that his, her or its decision to execute this Agreement has been based upon his, her or its independent investigation of the operations, businesses, financial and other conditions and prospects of the Company.

8.     Entire Agreement. This Agreement, including the exhibits, schedules and annexes hereto, constitutes the entire agreement of the Parties with respect to the subject matter of this Agreement, and supersedes all other prior negotiations, agreements and understandings, whether written or oral, among the Parties with respect to the subject matter of this Agreement.

9.     Waiver. This Agreement and the exhibits hereto are part of a proposed settlement of a dispute among the Parties. Except as expressly provided in this Agreement, nothing in this Agreement shall be construed as a waiver by any Party of any or all of such Party’s rights and the Parties expressly reserve any and all of their respective rights. Pursuant to Federal Rule of Evidence 408 and any other applicable rules of evidence, this Agreement and all negotiations relating hereto shall not be admissible into evidence in any proceeding other than a proceeding to enforce its terms.

10.   Company Fiduciary Duties. Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall require the Company or any of its respective affiliates, subsidiaries, directors or officers (in such person’s capacity as a director or officer) to take any action, or to refrain from taking any action, to the extent that taking such action or refraining from taking such action would be inconsistent with its fiduciary obligations under applicable law.

11.   Cooperation and Support. The Parties shall cooperate with each other in good faith and shall coordinate their activities (to the extent reasonably possible and subject to the terms of this Agreement) in respect of (i) all matters relating to their rights hereunder in respect of the Company or otherwise in connection with their relationship with the Company, and (ii) the consummation of the Recapitalization Transaction for so long as no Agreement Termination Event has occurred. Furthermore, subject to the terms of this Agreement, each of the Parties shall take such action as reasonably may be necessary to carry out the purposes and intent of this Agreement, including making and filing any required regulatory filings and voting any claims or securities of the Company in favor of the Recapitalization Transaction for so long as no Agreement Termination Event in connection therewith, and shall refrain from taking any action that would frustrate the purposes and intent of this Agreement.

12.   Representation by Counsel. Each Party hereto acknowledges that he, she or it has been represented by counsel (or had the opportunity to and waived its right to do so) in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would provide any Party hereto with a defense to the enforcement of the terms of this Agreement against such Party based upon lack of legal counsel shall have no application and is expressly waived. The provisions of this Agreement shall be interpreted in a reasonable manner to affect the intent of the Parties hereto. None of the Parties hereto shall have any term or provision construed against such Party solely by reason of such Party having drafted the same.

13.   Counterparts. This Agreement may be executed in one or more counterparts, each of which, when so executed, shall constitute the same instrument and the counterparts may be delivered by facsimile transmission or by electronic mail in portable document format (.pdf).

14.   Amendments. Except as otherwise provided in this Agreement, this Agreement (including the exhibits hereto) may not be modified, amended or supplemented without the prior written consent of the Company, the Required Consenting First Lien Noteholders and the Required Consenting Second Lien Noteholders.

15.   Headings. The headings of the sections, paragraphs and subsections of this Agreement are inserted for convenience only and shall not affect the interpretation of this Agreement.

16.   Specific Performance. It is understood and agreed by the Parties that money damages would be an insufficient remedy for any breach of this Agreement by any Party and each non-breaching Party shall be entitled to specific performance and injunctive or other equitable relief as a remedy of any such breach, including, without limitation, an order of a court of competent jurisdiction requiring any Party to comply promptly with any of his, her or its obligations hereunder; provided, however, that each Party agrees to waive any requirement for the securing or posting of a bond in connection with such remedy.

17.   Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts made and to be performed in the State of New York, without regard to such state’s choice of law provisions which would require the application of the law of any other jurisdiction. By its execution and delivery of this Agreement, each of the Parties irrevocably and unconditionally agrees for himself, herself or itself that any legal action, suit or proceeding against him, her or it with respect to any matter arising under or arising out of or in connection with this Agreement or for recognition or enforcement of any judgment rendered in any such action, suit or proceeding, may be brought in the Courts of the State of New York in the County of New York or of the United States District Court for the Southern District of New York, and by execution and delivery of this Agreement, each of the Parties irrevocably accepts and submits himself, herself or itself to the exclusive jurisdiction of such court, generally and unconditionally, with respect to any such action, suit or proceeding. Notwithstanding the foregoing consent to New York jurisdiction, if a Bankruptcy Case by any Issuer or Guarantor is commenced, each Party agrees that the Bankruptcy Court shall have exclusive jurisdiction of all matters arising out of or in connection with this Agreement.

18.   Notices. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally, by email, courier, by facsimile transmission or mailed (first class postage prepaid) to the parties at the following addresses, emails or facsimile numbers:

If to Company:

General Counsel

FriendFinder Networks Inc.

6800 Broken Sound Parkway NW, Suite 200

Boca Raton, Florida 33487

Attention: General Counsel

Facsimile: 561-912-1747

Email: generalcounsel@ffn.com

with a copy to:

Greenberg Traurig

200 Park Ave

New York, NY 10062

Attention: Matthew L. Hinker

Facsimile: (212) 801-6400

Email: hinkerm @gtlaw.com

If to the Consenting First Lien Noteholders:

To each Consenting First Lien Noteholder at the address set forth on the applicable signature page hereof.

with a copy (which shall not constitute notice) to:

Milbank, Tweed, Hadley & McCloy LLP

601 S. Figueroa Street

Los Angeles, CA 90017

Attention:      Neil J Wertlieb, Esq.

Facsimile: (213) 892-4710

Email: nwertlieb@milbank.com

If to the Consenting Second Lien Noteholders:

To each Consenting Second Lien Noteholder at the address set forth on the applicable signature page hereof.

with a copy (which shall not constitute notice) to:

Jones Day

555 South Flower Street, 50th Floor

Los Angeles, CA 90071

Attention: Joshua M. Mester, Esq.

Facsimile: (213) 243-2539

Email:     jmester@jonesday.com

19.     Third-Party Beneficiaries. The terms and provisions of this Agreement are intended solely for the benefit of the Parties hereto, their respective successors and permitted assigns, and it is not the intention of the Parties to confer third-party beneficiary rights upon any other Person.

20.     Successors and Assigns. Except as otherwise provided in this Agreement, this Agreement is intended to bind and inure to the benefit of each of the Parties and their respective affiliates and each of their respective successors, assigns, heirs, executors, administrators and representatives.

21.     Public Disclosure. The Consenting First Lien Noteholders and the Consenting Second Lien Noteholders hereby consent to the disclosure by the Company of the execution and contents of this Agreement to the extent required by applicable law or regulation of any securities exchange or any governmental agency or to the Bankruptcy Court in connection with the Bankruptcy Cases; provided, however, that except as required by law or any rule or regulation of any securities exchange or any governmental agency or the Bankruptcy Court, the Company shall not, without the applicable Consenting First Lien Noteholder's or Consenting Second Lien Noteholder’s prior consent, (a) use the name of such Consenting First Lien Noteholder or Consenting Second Lien Noteholder, as applicable, or his, her or its controlled affiliates, officers, directors, managers, stockholders, members, employees, partners, representatives and agents in any press release or filing with the United States Securities and Exchange Commission or (b) disclose the holdings of any Consenting First Lien Noteholder or Consenting Second Lien Noteholder to any person. The Company, the Consenting First Lien Noteholders and the Consenting Second Lien Noteholders shall (a) consult with each other before issuing any press release or otherwise making any public statement with respect to the transactions contemplated by this Agreement except to the extent contained in pleadings to be filed with the Bankruptcy Court which shall be subject to prior review as provided in this Agreement, (b) provide to the other Parties for review a copy of any such press release or public statement except pleadings to be filed with the Bankruptcy Court which shall be subject to prior review as provided in this Agreement and (c) not issue any such press release or make any such public statement prior to such consultation and review and the receipt of the prior consent of the Issuers, the Required Consenting First Lien Noteholders and the Required Consenting Second Lien Noteholders, unless required by applicable law or regulations of any applicable stock exchange or governmental authority except to the extent contained in pleadings to be filed with the Bankruptcy Court which shall be subject to prior review as provided in this Agreement, in which case, the Party required to issue the press release or make the public statement shall, prior to issuing such press release or making such public statement, use his, her or its commercially reasonable best efforts to allow the other Parties reasonable time to comment on such release or statement to the extent practicable except to the extent contained in pleadings to be filed with the Bankruptcy Court which shall be subject to prior review as provided in this Agreement.

22.     Expenses. Each Party shall bear its own costs and expenses in connection with the transactions contemplated by this Agreement, except that: (a) the Company shall bear all costs and expenses relating to the printing, mailing and other dissemination of statements, reports, disclosures and other documents to First Lien Noteholders and Second Lien Noteholders; transfer and related taxes (excluding income taxes or other taxes that are specific to the situation of the Noteholder) that may be imposed on any First Lien Noteholder or Second Lien Noteholder in connection the Recapitalization Transaction; costs and expenses incurred by the First Lien Indenture Trustee and the Second Lien Indenture Trustees and the transfer agent for the Equity related to administering the transactions contemplated hereby; (b) the Company shall (i) bear and promptly pay upon demand, but in any event no later than fourteen (14) days after presentment of applicable invoices (except to the extent otherwise provided in the Cash Collateral Order), all reasonable costs and expenses incurred by one law firm for the First Lien Noteholders (excluding holders of Conru/Mapstead Definitive Securities, as defined in the First Lien Indenture), and one law firm for Andrew Conru and Lars Mapstead solely in their capacities as Consenting Second Lien Noteholders, (ii) in the event the Company commences the Bankruptcy Cases, bear and promptly pay upon demand, but in any event no later than fourteen (14) days after presentment of applicable invoices (except to the extent otherwise provided in the Cash Collateral Order) all reasonable costs and expenses incurred by one additional local bankruptcy law firm for the First Lien Noteholders (excluding holders of Conru/Mapstead Definitive Securities, as defined in the First Lien Indenture), and one additional local bankruptcy law firm for Andrew Conru and Lars Mapstead solely in their capacities as Consenting Second Lien Noteholders, and (iii) pay by wire transfer no later than one (1) Business Day after the date hereof (A) additional retainers in the following amounts: $100,000 to Milbank, Tweed, Hadley & McCloy LLP as counsel to the First Lien Noteholders (excluding holders of Conru/Mapstead Definitive Securities, as defined in the First Lien Indenture), and $100,000 to Jones Day as counsel to Andrew Conru and Lars Mapstead solely in their capacities as Consenting Second Lien Noteholders, provided that such retainers shall be subject to replenishment such that they shall be evergreen retainers and (B) amounts sufficient to satisfy all unpaid invoices of Milbank, Tweed, Hadley & McCloy LLP and Jones Day; provided, that such invoices shall be provided at least one (1) Business Day prior to the date of any such payment; and (c) this provision is not intended to, and does not, override, supersede or in any manner limit any existing commitment of the Company to bear costs and expenses incurred on behalf of any of the Parties, whether pursuant to the First Lien Indenture, either of the Second Lien Indentures, or otherwise.

23.     Interpretation. This Agreement is the product of arm’s-length negotiations among the Parties, and the enforcement or interpretation of this Agreement is to be interpreted in a neutral manner; and any presumption with regard to interpretation for or against any Party by reason of that Party having drafted or caused to be drafted this Agreement or any portion of this Agreement, shall not be effective in regard to the interpretation of this Agreement.

24.     No Solicitation. While the Parties agree herein to support approval of the Plan, this Agreement is not and shall not be deemed to be a solicitation for votes in favor of any chapter 11 plan or for consent to the Plan in contravention of applicable non-bankruptcy law or section 1125(b) or 1126 of the Bankruptcy Code. Notwithstanding anything to the contrary contained herein, if the Company implements the Recapitalization Transaction, any vote in favor of the Plan consistent with the Recapitalization Transaction Terms, as applicable, as set forth above is expressly conditioned on the receipt by the Consenting First Lien Noteholders and the Consenting Second Lien Noteholders of the disclosures required under or otherwise in compliance with applicable law.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed on the date first written above.

ISSUERS:

INTERACTIVE NETWORK, INC., a Nevada corporation

By: /s/ Ezra Shashoua

Name: Ezra Shashoua
Title: Chief Financial Officer

FRIENDFINDER NETWORKS INC., a Nevada corporation

By: /s/ Ezra Shashoua

Name: Ezra Shashoua
Title: Chief Financial Officer

GUARANTORS:

GENERAL MEDIA ART HOLDING, INC.

GENERAL MEDIA COMMUNICATIONS, INC.

GENERAL MEDIA ENTERTAINMENT, INC.

GMCI INTERNET OPERATIONS, INC.

GMI ON-LINE VENTURES, LTD.

PENTHOUSE IMAGES ACQUISITIONS, LTD.

WEST COAST FACILITIES INC.

PMGI HOLDINGS INC.

PURE ENTERTAINMENT TELECOMMUNICATIONS, INC.

PENTHOUSE DIGITAL MEDIA PRODUCTIONS INC.

VIDEO BLISS, INC.

DANNI ASHE, INC.

SNAPSHOT PRODUCTIONS, LLC

Various, Inc.

By: /s/ Ezra Shashoua

Name: Ezra Shashoua
Title: Chief Financial Officer

TAN DOOR MEDIA INC.

FIERCE WOMBAT GAMES INC. (f/k/a big ego games inc.)

NAFT NEWS CORPORATION

PLAYTIME GAMING INC.

By: /s/ Ezra Shashoua
Name: Ezra Shashoua
Title: Treasurer

ARGUS PAYMENTS INC.

BLUE HEN GROUP INC.

FRIENDFINDER VENTURES INC.

XVHUB GROUP INC. (f/k/a GIANT SWALLOWTAIL INC.)

PERFECTMATCH INC. (f/k/a GOLDENROD SPEAR INC.)

MAGNOLIA BLOSSOM INC.

Global Alphabet, Inc.
Sharkfish, Inc.
Traffic Cat, Inc.
Big Island Technology Group, Inc.
Fastcupid, Inc.
Medley.com Incorporated
PPM Technology Group, Inc.
FRIENDFINDER CALIFORNIA INC.

Streamray Inc.

Confirm ID, Inc.
FRNK Technology Group
Transbloom, Inc.

Streamray studios inc.

By: /s/ Ezra Shashoua

Name: Ezra Shashoua
Title: Chief Financial Officer

AGREED BY EACH OF THE FOLLOWING PARTIES:

By:          CONSENTING FIRST LIEN NOTEHOLDER AND SECOND LIEN NOTEHOLDER

By:

First Lien Noteholder Claims:

Principal Amount of First Lien Notes: $_______________________

Second Lien Noteholder Claims:

Principal Amount of Cash Pay Second Lien Notes: $_______________________

Principal Amount of Non-Cash Pay Second Lien Notes: $_______________________

Name and Address of Contact for Notices:

Name:

Address:

Facsimile:

By:          CONSENTING FIRST LIEN NOTEHOLDER AND SECOND LIEN NOTEHOLDER

By:

First Lien Noteholder Claims:

Principal Amount of First Lien Notes: $_______________________

Second Lien Noteholder Claims:

Principal Amount of Cash Pay Second Lien Notes: $_______________________

Principal Amount of Non-Cash Pay Second Lien Notes: $_______________________

Name and Address of Contact for Notices:

Name:

Address:

Facsimile:

ANDREW B. CONRU TRUST AGREEMENT

By: /s/ Andrew B. Conru

            Andrew B. Conru, Trustee

First Lien Noteholder Claims:

Principal Amount of First Lien Notes: $_______________________

Second Lien Noteholder Claims:

Principal Amount of Cash Pay Second Lien Notes: $_______________________

Principal Amount of Non-Cash Pay Second Lien Notes: $_______________________

Name and Address of Contact for Notices:

Name:

Address:

Facsimile:

MAPSTEAD TRUST, CREATED APRIL 16, 2002

By:    /s/ Lars Mapstead

Lars Mapstead, Trustee

By:    /s/ Marin Mapstead

Marin Mapstead, Trustee

First Lien Noteholder Claims:

Principal Amount of First Lien Notes: $_______________________

Second Lien Noteholder Claims:

Principal Amount of Cash Pay Second Lien Notes: $_______________________

Principal Amount of Non-Cash Pay Second Lien Notes: $_______________________

Name and Address of Contact for Notices:

Name:

Address:

Facsimile:

Exhibit A to the Transaction Support Agreement

Plan Term Sheet

Interactive Network, Inc. and FriendFinder Networks Inc.

Plan Term Sheet

SEPTEMBER 16, 2013

The terms and conditions described herein are part of a comprehensive compromise and settlement, each element of which is consideration for the other elements and an integral aspect of the proposed transaction. The transaction contemplated by this term sheet (the “Plan Term Sheet”) is subject to conditions set forth herein and in the definitive documents related to the transaction contemplated herein. This Plan Term Sheet is intended as an exhibit to that certain Transaction Support Agreement (Recapitalization) (the “Transaction Support Agreement”), dated as of September 16, 2013, by and among the Issuers, the Guarantors, the Consenting First Lien Noteholders, and the Consenting Second Lien Noteholders. 1

THIS TERM SHEET DOES NOT CONSTITUTE A SOLICITATION OF VOTES FOR A PLAN OF REORGANIZATION FOR PURPOSES OF BANKRUPTCY CODE SECTIONS 1125 AND 1126 OR AN OFFER WITH RESPECT TO ANY SECURITIES. SUCH OFFER OR SOLICITATION WILL BE MADE IN COMPLIANCE WITH ALL APPLICABLE LAW.

Transaction Overview

Proposed Parties

Interactive Network, Inc. (“INI”) and FriendFinder Networks Inc. (“FFN” and collectively with INI, the “Issuers”) and the Guarantors[2] (collectively, the “Company”), each of which shall be debtors and debtors-in-possession except as set forth below.

Those certain holders (the “Consenting First Lien Noteholders”) of the 14% Senior Secured Notes due 2013 (the “First Lien Notes”) issued pursuant to that certain Indenture (as amended, modified or supplemented prior to the date hereof, the “First Lien Indenture”) dated as of October 27, 2010 that are signatories to the Transaction Support Agreement. The Consenting First Lien Noteholders hold at least 80% in principal amount of outstanding First Lien Notes as of the date hereof.

___________________________

1 Capitalized terms used herein but otherwise undefined shall have the meaning ascribed to them in the Transaction Support Agreement.

2 The Guarantors are: General Media Art Holding, Inc., General Media Communications, Inc., General Media Entertainment, Inc., GMCI Internet Operations, Inc., GMI On-Line Ventures, Ltd., Penthouse Images Acquisitions, Ltd., West Coast Facilities Inc., PMGI Holdings Inc., Pure Entertainment Telecommunications, Inc., Penthouse Digital Media Productions Inc., Video Bliss, Inc., Danni Ashe, Inc., Snapshot Productions, LLC, and Various, Inc., Argus Payments Inc., Blue Hen Group Inc., Friendfinder Ventures Inc., Xvhub Group Inc. (f/k/a Giant Swallowtail Inc.), Perfectmatch Inc. (f/k/a Goldenrod Spear Inc.), Magnolia Blossom Inc., Global Alphabet, Inc., Sharkfish, Inc., Traffic Cat, Inc., Big Island Technology Group, Inc., Fastcupid, Inc., Medley.Com Incorporated, PPM Technology Group, Inc., Friendfinder California Inc., Streamray Inc., Confirm ID, Inc., FRNK Technology Group, Transbloom, Inc., Streamray Studios Inc., Tan Door Media Inc., Fierce Wombat Games Inc. (f/k/a Big Ego Games Inc.), Naft News Corporation, and Playtime Gaming Inc.

Those certain holders (the “Consenting Second Lien Noteholders”) of the 11.5% Non-Cash Pay Secured Notes Due 2014 (the “Non-Cash Pay Second Lien Notes”) issued pursuant to the Indenture dated as of October 27, 2010 (as amended, modified or supplemented prior to the date hereof, the “Non-Cash Pay Second Lien Indenture”) that are signatories to the Transaction Support Agreement. The Consenting Second Lien Noteholders hold at least 80% in principal amount of outstanding Second Lien Notes as of the date hereof.

Transaction Summary/Means for Implementation

The Company is pursuing a financial restructuring (the “Recapitalization Transaction”) wherein the Second Lien Noteholders would receive 100% of new common stock to be issued by reorganized FFN. The Company intends to pursue the Recapitalization Transaction pursuant to a plan of reorganization (the “Plan”) in chapter 11 cases (the “Bankruptcy Cases”) to be filed with the United States Bankruptcy Court for the District of Delaware or such other jurisdiction as proscribed by the Transaction Support Agreement (the “Bankruptcy Court”)[3].

Plan Securities/New Capital Structure

New First Lien Notes

In connection with the Plan and the Recapitalization Transaction, the Issuers will exchange existing First Lien Notes with New First Lien Notes on the terms and conditions set forth on Exhibit B to the Transaction Support Agreement.

New Equity	In connection with the Recapitalization Transaction, reorganized FFN will issue new equity (the “New Common Stock”) as set forth herein.

___________________________

3 The parties anticipate that each of the Issuers and the Guarantors will file for chapter 11 protection. The Company, with the consent of the Required Consenting Parties, may determine not to file certain Guarantors for business reasons.

Summary of Classification and Treatment of Claims and Interests4

Unclassified Claims

Administrative Expense Claims

On or as soon as practicable after the Bankruptcy Court enters the Confirmation Order confirming the Plan and all conditions to effectiveness thereunder are satisfied or waived as provided in the Plan (the “Effective Date”), each holder of an allowed administrative expense claim shall receive cash equal to the full allowed amount of its claim or otherwise receive treatment consistent with the provisions of Bankruptcy Code section 1129(a)(9) except as otherwise agreed to by the holder of such administrative claim.

Priority Tax Claims	On or as soon as practicable after the Effective Date, each holder of an allowed Priority Tax Claim shall be treated in accordance with Bankruptcy Code section 1129(a)(9)(C).

Classified Claims and Interests

First Lien Noteholder Claims

Estimated Allowed Amount: $234,297,907.80 plus all pre-petition and post-petition accrued and unpaid interest at the applicable default rate and fees and costs through the Effective Date.

Description: All claims arising under or relating to the First Lien Notes and the First Lien Indenture and all agreements and instruments relating to the foregoing. For purposes of the classification of claims against the Guarantors, the First Lien Noteholder Claims shall mean the secured claims arising under the Guaranty of the First Lien Notes and the First Lien Indenture by the FFN subsidiaries (“First Lien Guaranty Claims”).

Treatment: On or as soon as reasonably practicable after the Effective Date, the First Lien Notes shall be cancelled, and in full and final satisfaction of and in exchange for all allowed First Lien Noteholder Claims, each holder of First Lien Notes shall receive (a) New First Lien Notes in the principal amount equal to its First Lien Noteholder Claim excluding pre-petition and post-petition accrued and unpaid interest and unpaid fees and costs (which shall be satisfied in cash or otherwise as provided pursuant to clauses (b) and (c) below), (b) cash (the “First Lien Non-Default Interest Cash Payment”), in the amount of any accrued and unpaid interest comprising such claims at the applicable non-default rate, and (c) to the extent of any First Lien Excess Cash, cash (the “First Lien Default Interest Cash Payment”) in the amount of any incremental accrued and unpaid interest comprising such claims at the applicable default rate, provided, however, that in the event that First Lien Excess Cash is insufficient to pay all incremental interest at the applicable default rate on all First Lien Notes, then each holder of a First Lien Noteholder Claim shall receive a pro rata share of any First Lien Excess Cash and any unpaid incremental interest at the applicable default rate shall be paid through the issuance of New First Lien Notes in a principal amount equal to such unpaid incremental interest at the applicable default rate. First Lien Excess Cash shall mean an amount calculated as follows: (a) available unrestricted cash on hand, less (b) the sum of (i) cash necessary to satisfy and/or provide appropriate reserves for Administrative Claims (including transaction costs and expenses and professional fees associated with the transactions contemplated hereby and in the Transaction Support Agreement) accrued as of the Effective Date, (ii) a reserve of $10 million for working capital, and (iii) cash necessary to satisfy and/or provide appropriate reserves for the distributions required to be paid under the Plan including, without limitation, distributions to holders of Priority Tax Claims, Other Priority Claims, and General Unsecured Claims.

__________________________

4 The Plan is not predicated on substantive consolidation and, therefore, claims against and interests in each of the Issuers and the Guarantors will be separately classified under the Plan but in each case will follow the classification and treatment scheme provided for herein.

Voting Status: Impaired/Voting.

Second Lien Noteholder Claims

Estimated Allowed Amount: $329,600,000 plus all pre-petition and post-petition accrued and unpaid interest at the applicable non-default rate and fees and costs through the Effective Date.

Description: All claims arising under or relating to the Non-Cash Pay Second Lien Notes and the 14% Cash Pay Secured Notes Due 2013 (the “Cash Pay Second Lien Notes,” and together with the Non-Cash Pay Second Lien Notes, the “Second Lien Notes”), issued pursuant to that certain Indenture dated as of October 27, 2010 (as amended, modified or supplemented prior to the date hereof, the “Cash Pay Second Lien Indenture,” and together with the Non-Cash Pay Second Lien Indenture, the “Second Lien Indentures”), and under and the Second Lien Indentures, and all agreements and instruments relating to the foregoing. For purposes of the classification of claims against the Guarantors, the Second Lien Noteholder Claims shall mean the secured claims arising under the Guaranty of the Second Lien Notes and the Second Lien Indentures by the FFN subsidiaries (“Second Lien Guaranty Claims”). For the avoidance of doubt, the claims and rights arising under those letter agreements dated October 27, 2010, with Andrew B. Conru Trust Agreement and Mapstead Trust created April 16, 2002 shall not be classified or treated as Second Lien Noteholder Claims but rather shall be classified and treated as General Unsecured Claims.

Treatment: In exchange for the full and final satisfaction of the Second Lien Noteholder Claims, on the Effective Date each Second Lien Noteholder shall receive a pro rata share of (a) 100% of the New Common Stock, and (b) Second Lien Excess Cash. Second Lien Excess Cash shall mean an amount, capped at $3 million, equal to the First Lien Excess Cash minus the First Lien Non-Default Cash Payment minus the First Lien Default Interest Cash Payment.

Voting Status: Impaired/Voting

Other Secured Claims

Description: Other secured claims shall consist of any secured claim other than a First Lien Noteholder Claim or a Second Lien Noteholder Claim (the “Other Secured Claims”).

Treatment: At the option of the Debtors or the reorganized Debtors and with the consent of the Required Consenting Parties, on or as soon as practicable after the Effective Date, each holder of an allowed Other Secured Claim shall receive, in full and complete settlement, release, and discharge of such claim: (i) reinstatement and unimpairment of its allowed Other Secured Claim in accordance with section 1124(2) of the Bankruptcy Code, or (ii) in exchange for such Other Secured Claim, either (a) cash in the full amount of such allowed Other Secured Claim, including any postpetition interest accrued pursuant to section 506(b) of the Bankruptcy Code, (b) the proceeds of the sale or disposition of the collateral securing such allowed Other Secured Claim to the extent of the value of the holder’s secured interest in such collateral, (c) the collateral securing such allowed Other Secured Claim and any interest on such allowed Other Secured Claim required to be paid pursuant to section 506(b) of the Bankruptcy Code, or (d) such other distribution as necessary to satisfy the requirements of section 1129 of the Bankruptcy Code.

Voting Status: Unimpaired/Non-voting.

Other Priority Claims Estimated Allowed Amount: TBD

Description: Other priority claims shall consist of claims entitled to priority in payment as specified in sections 507(a)(3), (4), (5), (6), (7) of (9) of the Bankruptcy Code.

Treatment: On or as soon as practicable after the Effective Date, each holder of an allowed Other Priority Claim shall receive, in full and final satisfaction, settlement, release and discharge of and in exchange for each and every allowed Other Priority Claim, cash equal to the full allowed amount of its claim or otherwise be left unimpaired, unless otherwise agreed to by such holder.

Voting Status: Unimpaired/Non-voting.

General Unsecured Claims Estimated Allowed Amount: TBD

Description: General Unsecured Claims shall consist of all prepetition unsecured non-priority claims against the Company, including, without limitation, (i) all accrued trade payables, (ii) all rejection damage claims, (iii) the claims and rights arising under those letter agreements dated October 27, 2010, with Andrew B. Conru Trust Agreement and Mapstead Trust created April 16, 2002 other than Other Priority Claims, and (iv) to the extent not previously paid through the cash collateral order, the claims of the Bell/Staton Parties (as defined below) to the extent provided for in the Bell/Staton Settlement (as defined below).

Treatment: Holders of General Unsecured Claims shall be reinstated and any cure amounts shall be paid in cash on or as soon as practicable after the Effective Date or assumed by the reorganized Company and paid in the ordinary course of business. Existing executive employment agreements shall be treated as General Unsecured Claims; provided, however, that such agreements may be assumed on modified terms acceptable to the executive employees, the Company, and the Required Consenting Parties or selected for rejection by the Required Consenting Parties.

Voting Status: Unimpaired/Non-voting.

Intercompany Claims and Intercompany Interests[5]

Description: Claims between and among the debtors and the equity interests in all of the FFN subsidiaries.

Treatment: Intercompany Claims and Interests shall be reinstated.

Voting Status: Unimpaired/Non-Voting

___________________________

5 The interests in the subsidiaries will remain in place except as provided in the Plan.

Securities Litigation Claims

Description: Securities Litigation Claims consist of all claims (i) arising from the rescission of a purchase or sale of shares, notes or any other securities of any of the Debtors or an Affiliate of any of the Debtors, (ii) for damages arising from the purchase or sale of any such security, and (iii) for violations of the securities laws that are subject to subordination pursuant to section 510(b) of the Bankruptcy Code (collectively, the “Securities Litigation Claims”).

Treatment: On the Effective Date, all Securities Litigation Claims shall be extinguished and not receive any property or consideration under the Plan; provided, however, that the Plan shall not extinguish any rights a holder of a Securities Litigation Claim may have against existing insurance.

Voting Status: Impaired/Non-Voting/Deemed to Reject

Equity of FFN

Description: Existing Equity interests in FFN consists of all the existing shares of capital stock of FFN and all options and warrants to acquire shares of capital stock of FFN and all securities convertible into shares of capital stock of FFN including, without limitation, all rights held by the Bell/Staton Parties against the Debtors resulting from ownership of Existing Equity or any rights to acquire Existing Equity.

Treatment: Existing Equity shall be extinguished on the Effective Date and not receive any property or consideration under the Plan.

Voting Status: Impaired/Non-Voting/Deemed to reject

Bell/Staton Settlement

General	The Plan will incorporate the Bell/Staton Settlement as set forth in Exhibit D to the Transaction Support Agreement.

Other Principal Plan Terms

Closing Conditions

The Plan shall contain customary closing conditions for similar transactions and the following additional closing conditions:

■ Entry of Confirmation Order;

■ Entry of the Disclosure Statement Order;

■ Issuance of the New First Lien Notes;

■ Distributions or the funding of reserves therefor as required under the Plan;

■ Receipt of the requisite votes for approval of the Plan after solicitation in accordance with applicable law;

■ Execution and delivery of the documents necessary to implement the Recapitalization Transaction; and

■ Issuance of the New Common Stock.

Initial Board of Directors of the Reorganized FFN

The initial board of directors of the reorganized FFN shall consist of five members, with one member being the Chief Executive Officer, three members appointed by Andrew Conru, and one member appointed by the Consenting First Lien Noteholders, each of whom shall be disclosed in the plan supplement.

Corporate Governance Documents

In addition, the New Common Stock shall be subject to a shareholder agreement in a form acceptable to the Required Consenting Parties and the Company and the corporate organizational documents shall be amended and restated in forms acceptable to the Required Consenting Parties and the Company, both of which, as applicable, shall include certain minority shareholder protections to be agreed upon by the Required Consenting Parties and the Company, but will include the following: (a) a super majority of the board will be required to approve transactions with affiliates of the Company, (b) the majority of the minority of shareholders shall have the right to replace two members of the board of directors, (c) tag along rights, and (d) the agreement that a sale of the Company will close within seven years of the Effective Date, which date may be extended by a supermajority of the board of directors, provided, however, that each such extension shall not be for a period longer than one year. Notwithstanding the foregoing, the Company shall be deemed to have consented to the corporate organizational documents and minority shareholder protections so long as such documents and protections do not discriminate or make distinctions between minority shareholders beyond the appointment by the Consenting First Lien Noteholders of an initial director as provided above.

On the Effective Date, Reorganized FFN shall deregister from the SEC.

Management Incentive Compensation

Additional provision will be made for an incentive equity compensation pool for management in a percentage of the post-recapitalization equity of reorganized FFN in an amount determined by the Consenting Second Lien Noteholders, with grants thereunder to be solely at the discretion of a supermajority of the board of directors for reorganized FFN.

D&O Insurance and Existing Indemnification

The Plan shall provide for the assumption of existing indemnification obligations and the purchase of a six (6) year tail for its existing director and officer liability insurance policy with a minimum of $10 million in available coverage or such other commercially reasonable term and coverage as shall be determined by the independent members of the Company’s board of directors.

General Plan Terms

Milestones

The pursuit of the Plan shall be subject to the following milestones (the “Milestones”) in each case unless extended by agreement of the Required Consenting Parties and the Company:

■     The Company shall use its reasonable best efforts to file the Plan and Disclosure Statement within five (5) Business Days of the Petition Date, provided, however, that the Company shall have filed the Plan and Disclosure Statement within ten (10) Business Days of the Petition Date;

■     The Bankruptcy Court shall have entered the Disclosure Statement Order within sixty (60) days of the Petition Date;

■     The Bankruptcy Court shall have entered the Cash Collateral Order within three (3) Business Days of the Petition Date and such Cash Collateral Order shall be entered as a final order by forty (40) days after the Petition Date;

■     The Bankruptcy Court shall have entered the Confirmation Order by within ninety (90) days of the Petition Date; and

■     The Effective Date shall have occurred by the Outside Date.

Executory Contracts And Unexpired Leases

Unless otherwise selected for rejection by the Required Consenting Second Lien Noteholders or as otherwise agreed to by the contracting party, all executory contracts and unexpired leases, shall be assumed pursuant to the Plan, provided, however, that the Bell Consulting Agreement and the Staton Consulting Agreement shall be rejected and not assumed. In addition, the 2009 Letter Agreement (as defined in the Second Lien Non-Cash Pay Indenture) shall be assumed by the Company as amended through the deletion of section 4(a) of the 2009 Letter Agreement to eliminate any obligation by the Company to issue additional Second Lien Non-Cash Pay Notes thereunder in connection with the resolution of the VAT liabilities.

Transaction Expenses

Each Party shall bear its own costs and expenses in connection with the transactions contemplated hereby, provided, however, that the Plan shall provide for the reimbursement of professional fees for certain parties (including post-petition fees) as set forth in the Transaction Support Agreement and/or the Cash Collateral Order.

Releases

To the extent permitted by law, the Plan shall provide for the Company’s release of any and all claims or causes of action, known or unknown, relating to any pre-petition date acts or omissions, except for willful misconduct or fraud, committed by any of the following: (i) the officers, directors, and employees of the Company who are employed as of the Petition Date, and the legal and financial advisors, and other representatives (the “Representatives”) of the Company, in their capacity as such; (ii) the Consenting First Lien Noteholders and the trustees therefor and each of their Representatives, solely in their capacity as such; (iii) the Consenting Second Lien Noteholders and the trustees therefor and each of their Representatives solely in their capacity as such; and (iv) Bell, Staton and the Bell/Staton Parties and each of their Representatives solely in their capacity as such (collectively, the “Released Parties”). The Plan shall also contain a voluntary release by each creditor who elects to grant (or do not opt-out of) such release of any and all claims or causes of action, known or unknown, relating to any pre-petition date acts or omissions, except for willful misconduct or fraud, committed by any of the Released Parties.

Exculpation

To the extent permitted under applicable law, the Released Parties shall not have or incur any liability for any act or omission in connection with, related to, or arising out of, the Recapitalization Transaction, the Bankruptcy Cases, the pursuit of confirmation of the Plan, the consummation of the Plan or the administration of the Plan or the property to be distributed under the Plan except for claims resulting from willful misconduct or fraud.

Exhibit B to the Transaction Support Agreement

Terms and Conditions of New First Lien Note

Interactive Network, Inc. and FriendFinder Networks Inc.

SUMMARY OF TERMS AND CONDITIONS OF THE NEW FIRST LIEN NOTES

---

The terms and conditions described in this term sheet (this “Term Sheet”) are part of a comprehensive compromise, each element of which is consideration for the other elements, and an integral aspect of the proposed Recapitalization Transaction as defined in that certain Transaction Support Agreement (the “Transaction Support Agreement”), dated as of September 16, 2013, by and among the Issuers, Guarantors, the Consenting First Lien Noteholders and the Consenting Second Lien Noteholders. 6 The transactions contemplated by this Term Sheet are subject to the terms and conditions set forth in the Transaction Support Agreement, of which this Term Sheet is an exhibit, and to be set forth in the definitive documents related to the transactions contemplated therein.

Co-Issuers:	Interactive Network, Inc. and FriendFinder Networks Inc. (together the “Issuers”).
Issue:	First Lien Notes
Guarantees:	The Issuers’ obligations under the First Lien Notes will be guaranteed on a first-priority senior secured basis by all existing and future subsidiaries of the Issuers (the “Guarantors”).
Principal Amount:	In the amount calculated pursuant to the Plan Term Sheet.
Maturity Date:	Fifth Anniversary of the Effective Date.
Interest Rate:	14.0% per annum, payable quarterly in cash.
Excess Cash Flow Sweep:

75% of Excess Cash Flow (to be defined) paid quarterly to repay principal until total leverage falls below 1.75x (to be defined), stepping down to 50% of Excess Cash Flow thereafter (the “Excess Cash Flow Sweep Amount”). Such principal repayments from Excess Cash Flow shall be paid in cash equal to 110% of the principal amount repaid plus any accrued and unpaid interest thereon, to the date of repayment; provided, that (a) the 110% shall be reduced to 105% for the first $25 million principal amount so repaid during the first year, and (b) the Excess Cash Flow Sweep Amount shall be adjusted to ensure that the Issuers have sufficient cash on hand immediately after such Excess Cash Flow Sweep to satisfy their obligations under the Minimum Liquidity covenant then in effect.

____________________

6 Capitalized terms used herein but otherwise undefined shall have the meaning ascribed to them in the Transaction Support Agreement.

Optional Redemption:

The Issuers may redeem the First Lien Notes in whole or in part at any time at the price of 110.0% (expressed as a percentage of principal amount thereof) plus any accrued and unpaid interest. The Indenture will be modified to provided that “Extraordinary Receipts” will be used to repay First Lien Notes at 110%.

Market Purchases:	The Indenture will provide that the Issuers may use up to 50% of any Excess Cash Flow Sweep Amount to make open market purchases of First Lien Notes.
Amortization:	No scheduled amortization.
Covenants:

Standard covenants customary for senior secured note facilities of this type, which shall include, but not be limited to, the following covenants:

-    Maximum Total Leverage Ratio of 5.5x last 4 quarters Adjusted EBITDA in the first year, decreasing by 0.5x per annum thereafter; and

-    Capital Lease Restriction of $10 million in the aggregate.

In addition, the covenants shall be substantially the same as the existing covenants in the current First Lien Indenture, except that:

-    the Minimum Consolidated EBITDA, Maximum First Lien Leverage Ratio, Minimum Consolidated Coverage Ratio, and Total Debt Ratio covenants will be deleted;

-    the Minimum Liquidity covenant requirement will be reduced to $5 million; provided, that the $5 million will be increased to $10 million after the first four years;

-    the right to appoint a member of the Board of Directors shall be modified to provide that upon the occurrence of an event of default the required holders may appoint one director to the Board of Directors, provided, however, that if at the time of the occurrence of such event of default total leverage is equal to or greater than 5x last 4 quarters Adjusted EBITDA, then the required holders will have the right to appoint two members to the board of directors, which right and appointment will continue until the First Lien Notes have been repaid or such earlier date as otherwise agreed to by the required holders, but board observation rights shall be preserved;

-    the cap on compensation to 5% holders of equity will be modified to be $2 million annually, which amount will increase to $3 million if total leverage is less than 3x LTM Adjusted EBITDA, and will increase to $4 million if total leverage is less than 2x LTM Adjusted EBITDA; and

-     other existing covenants will be modified consistent with the requirements of the Plan Term Sheet.

Security:	The First Lien Notes will be secured by a perfected first priority security interest in all of the present and future tangible and intangible assets of the Issuers and the Guarantors.
Documentation:

The documentation for the New First Lien Notes (which shall be satisfactory in form and substance to the Required Consenting Parties, the Issuers and the Guarantors) will include, among other items, an indenture and security documents (collectively, the “Financing Documentation”), which shall be based on the existing First Lien Indenture, Security Documents (as defined in the First Lien Indenture) and other existing related documents to the extent possible and will be modified, as appropriate, to reflect the terms set forth in this Term Sheet and the Plan Term Sheet. In addition, the distinction in the existing First Lien Indenture between Conru/Mapstead Definitive Securities and all other Securities will be eliminated in the Financing Documentation.

Representations and Warranties, Covenants and Events of Default:

The Financing Documentation will contain representations and warranties, covenants and events of default substantially the same as those in the existing First Lien Indenture and related documents, except as set forth in this Term Sheet and as otherwise mutually agreed by the Issuers and the Required Consenting Parties.

Governing Law:	New York.

Exhibit C to the Transaction Support Agreement

Joinder

JOINDER

This Joinder to the Transaction Support Agreement, dated as of [_____], 2013, by INI, FFN, the Guarantors and the Consenting First Lien Noteholders and the Consenting Second Lien Noteholders thereto (the “Agreement”), is executed and delivered by [__________________] (the “Joining Party”) as of [______________], 2013 in connection with the transfer from a Consenting First Lien Noteholder or Consenting Second Lien Noteholder party to the Agreement to the Joining Party. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Agreement.

1.     Agreement to be Bound. The Joining Party hereby agrees to be bound by all of the terms of the Agreement, which is attached to this Joinder as Annex G (as the same may be hereafter amended, restated, or otherwise modified from time to time) as if the Joining Party were an original signatory to the Agreement. From and after the date hereof, the Joining Party shall hereafter be deemed to be a “Consenting First Lien Noteholder” and/or “Consenting Second Lien Noteholder,” as the case may be, for all purposes under the Agreement.

2.     Representations and Warranties. With respect to the amount of First Lien Noteholder Claims and/or Second Lien Noteholder Claims set forth below his, her or its name on the signature page hereof and all related claims, rights, and causes of action arising out of or in connection with or otherwise relating to such Claim, the Joining Party hereby makes the representations and warranties of such Consenting First Lien Noteholder and/or Consenting Second Lien Noteholder, as applicable, set forth in the “Ownership of Claims” and “Representations” section of the Agreement to each other Party to the Agreement.

3.     Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to such state’s choice of law provisions which would require the application of the law of any other jurisdiction. By its execution and delivery of this Agreement, each of the Parties irrevocably and unconditionally agrees for itself that any legal action, suit or proceeding against it with respect to any matter arising under or arising out of or in connection with this Agreement or for recognition or enforcement of any judgment rendered in any such action, suit or proceeding, may be brought in the United States District Court for the Southern District of New York, and by execution and delivery of this Agreement, each of the Parties irrevocably accepts and submits itself to the exclusive jurisdiction of such court, generally and unconditionally, with respect to any such action, suit or proceeding. Notwithstanding the foregoing consent to New York jurisdiction, if a Bankruptcy Case by any Issuer or Guarantor is commenced, each Party agrees that the Bankruptcy Court shall have exclusive jurisdiction of all matters arising out of or in connection with this Joinder.

IN WITNESS WHEREOF, the Joining Party has caused this Joinder to be executed as of the date first written above.

[JOINING PARTY]

By:
           Name:
           Title:

Name and Address of Contact for Notices:

Name:

Address:

Facsimile:

Acquired Principal Amount of First Lien Notes: $

Acquired Principal Amount of Cash Pay Second Lien Notes: $

Acquired Principal Amount of Non-Cash Pay Second Lien Notes: $

Exhibit D to Transaction Support Agreement

Settlement Term Sheet (Bell/Staton)

Set forth below are the material terms and conditions of a settlement between Interactive Network, Inc. (“INI”) and FriendFinder Networks Inc. (the “Company” and together with INI and certain affiliates, the “Debtors”) and Marc H. Bell (“Bell”) and Daniel C. Staton (“Staton” and together with Bell, the “Individuals”) relating to all of the claims and interests of the Individuals and their affiliates (the “Individual Parties”) in or against the Debtors.  The settlement set forth herein has been consented to by the Consenting First Lien Noteholders and Consenting Second Lien Noteholders (each as defined in the TSA referenced below). The parties intend to include the agreement set forth herein in a Transaction Support Agreement between the Debtors, the Consenting First Lien Noteholders and the Consenting Second Lien Noteholders related to the restructuring of the Debtors (the “TSA”) and the Plan defined herein. The Individuals will become party to the TSA if requested by the Company.  The obligations of the Debtors provided for herein are subject to approval of the Bankruptcy Court and confirmation of the Plan.

Recapitalization Transaction

The Debtors will implement a financial restructuring (the “Recapitalization Transaction”) through a chapter 11 proceeding (the “Bankruptcy Cases”). The Recapitalization Transaction will be embodied in a plan of reorganization for the Debtors (the “Plan”).

Individual Support

The Individuals will (and will cause the Individual Parties, the indenture trustee for the 14% Cash Pay Secured Notes Due 2013 (the “Cash Pay Second Lien Notes”), and the collateral trustee for the Cash Pay Second Lien Notes to) support a Recapitalization Transaction and if solicited in accordance with applicable law vote for a Plan so long as such transaction (a) is approved by the Company’s independent directors and (b) provides for the treatment of the claims and interests of the Individuals (and any Individual Parties) against the Debtors as provided for herein, and the Individuals reserve their respective rights to withdraw such support in the event either (a) or (b) are not satisfied.

Consulting Agreements

The Plan shall provide that in full satisfaction of all claims asserted by Bell under the Consulting Agreement, dated as of October 5, 2012, between Bell and FFN (the “Bell Consulting Agreement”), Bell shall receive $500,000 in cash, which shall be paid under the cash collateral order as provided below (the “Bell Payment”).

The Plan shall provide that in full satisfaction of all claims asserted by Staton under the Consulting Agreement, dated as of October 5, 2012, between Staton and FFN (the “Staton Consulting Agreement”), Staton shall receive $500,000 in cash, which shall be paid under the cash collateral order as provided below (the “Staton Payment”).

Payments under Consulting Agreements

The authority to make the Bell Payment and the Staton Payment shall be requested by the Company in the cash collateral motion and shall be made pursuant to a final cash collateral order subject to (a) approval of the Bankruptcy Court for the Bell Payment and the Staton Payment and (b) the final cash collateral order providing for the ability of the Bankruptcy Court to clawback the Bell Payment and the Staton Payment if (i) the Bankruptcy Court determines that Bell, Staton or any Bell/Staton Party did not comply with its obligations under this Settlement Term Sheet, (ii) the TSA terminates in accordance with its terms after the filing of the chapter 11 cases and the Company either withdraws the Plan or modifies the Plan to be inconsistent in any material respect with the Plan Term Sheet, (iii) the Company’s right to use cash collateral terminates, or (iv) confirmation of the Plan is denied or the effective date has not occurred by the Outside Date (as defined in the TSA) (a “Clawback”). In the event of a Clawback, each of Bell and Staton agree to immediately disgorge and repay the Bell Payment or Staton Payment, as applicable, and all parties shall return to the status quo as if this Settlement Term Sheet had not been executed.

In the event the Bankruptcy Court does not approve the Bell Payment and Staton Payment being paid under the cash collateral order, the Bell Payment and Staton Payment will be made on the Effective Date of the Plan as a distribution under the Plan.

Indemnification

The Plan shall provide that the existing indemnification provided to Bell and Staton by the Company shall remain in place on the same terms and conditions as exist as of the date hereof and shall not be affected by the Plan. That indemnification shall cover present and future legal proceedings, including, without limitation, indemnification for three (3) existing lawsuits (including the lawsuit filed by Equity Acquisition, LLC in the Palm Beach County Circuit Court, Florida against Bell, Staton, Bell Family 2000 Trust Agreement, Staton Family Investments, LTD, and Strategic Media, LLC and the lawsuit filed by Jordan Zimmerman and Alvin Malnik in the Palm Beach County Circuit Court, Florida against Bell, Staton and FFN) for which the Company has already tendered coverage to the insurers (the “Existing Litigation”).

As of the effective date of the Plan, the Company will purchase for its existing director and officer liability insurance policy a six (6) year tail with a minimum of $10 million in available coverage or such other commercially reasonable term and coverage as shall be determined by the independent members of the Company’s board of directors.

Undertakings	The Bell and Staton undertakings relating to the Existing Litigation shall remain in place and shall be unaffected by the Plan.
Other Claims

The Plan shall provide that any second-lien notes or equity owned by Bell or Staton (or any Individual Parties) shall be entitled to a pro rata distribution of the consideration provided to the class in which such notes or equity are classified under the Plan. None of Bell, Staton or any Individual Party shall object to their classification or treatment under the Plan so long as their claims and/or interests are treated consistently with the other claims and/or interests in the applicable class; provided, that the second-lien notes held by Bell, Staton or any Individual Party will be classified together with all other second-lien notes of the Debtors (regardless of the cash pay or non-cash pay nature of such notes).

All other claims against and interests in the Debtors held by Bell, Staton or any Individual Parties shall be released and deemed fully satisfied by the Plan without further compensation.

Boca Leases

Upon the effective date of the Plan, the existing two (2) leases for property in Boca Raton, Florida (the “Boca Raton Leases”) shall be amended to provide that such leases are terminable on ninety (90) days notice from either the Company or Bell or Staton.

Non-Compete and Non-Disparagement	On the effective date of the Plan, Bell and Staton shall agree to and execute and deliver a customary non-compete (two years) and non-disparagement agreement with the Company.
Continuing Obligations

On and after the effective date of the Plan, the Company shall forward all emails directed to the Individuals’ Company email addresses to an email address to be provided by Bell and Staton, respectively, including all emails sent to mbell@ffn.com, mbell@PMGI.com, Mbell@penthouse.com, dstaton@ffn.com, dstaton@PGMI.com, Dstaton@penthouse.com and any other email addresses used by the Individuals while formerly employed by the Company or while engaged as a consultant by the Company, for a period of seven (7) years following the termination of their engagement.

Releases

The Plan shall provide that Bell and Staton shall (a) remain retained as consultants by the Debtors through the effective date of the Plan and such retention shall be terminated upon the later of the effective date of the Plan or receipt of the cash payments described above in “Consulting Agreements”, (b) support the Plan, and (c) receive releases in their capacities as officers, directors, employees and consultants under the Plan. The Plan will contain such releases from the Company and its affiliated debtors and debtors-in-possession and will also contain voluntary releases of Bell and Staton from the creditors of the Company party to the TSA and the Company’s affiliated debtors and debtors-in-possession.[1] Notwithstanding the foregoing, so long as the conditions to the Individuals’ support set forth above in clauses (a) and (b) in the “Individual Support” section continue to be satisfied, the Debtors shall not be obligated to make any payments under the Bell Consulting Agreement or the Staton Consulting Agreement from the date hereof except (a) for payments provided for hereunder or (b) in the event of a Clawback, to the extent ordered by the Bankruptcy Court.

1 This is based on the assumption the TSA requires Consenting Noteholders, including Stonehill, Andrew Conru, Lars Mapstead and related affiliates to provide releases.

Legal Fees and Expenses

The Company shall pay all reasonable legal fees and expenses actually incurred by the Individual Parties in all of their capacities through the date hereof in connection with the evaluation, negotiation, documentation and implementation of the Recapitalization Transaction in an amount not to exceed $125,000, provided, however, that nothing herein shall preclude (a) the indenture trustee for the Cash Pay Second Lien Notes and/ or the collateral trustee for the Cash Pay Second Lien Notes from seeking to have their reasonable fees and expenses (including counsel fees) incurred solely on account of ministerial and/or administrative actions taken in connection with the implementation of the Recapitalization Transaction paid by the Company as adequate protection in connection with the Company’s use of cash collateral or incurrence of debtor-in-possession financing, and (b) the Company or any other party’s rights to object to any such request for adequate protection.

Pre-filing Termination	In the event the TSA terminates in accordance with its terms prior to the filing of the chapter 11 cases, this Settlement Agreement shall also terminate.

[Signature pages follow]

Executed and agreed to this 27th day of August, 2013.

INTERACTIVE NETWORK, INC.

By: /s/ Ezra Shashoua

Its: Chief Financial Officer

FRIENDFINDER NETWORKS INC.

By: /s/ Ezra Shashoua

Its: Chief Financial Officer

Executed and agreed to this 27th day of August, 2013.

/s/ Marc H. Bell

Marc H. Bell

/s/ Daniel C. Staton

Daniel C. Staton

Consented to as of this 27th day of August, 2013

CONSENTING FIRST LIEN AND SECOND LIEN NOTEHOLDERS

By:

By:     ______________________________________

Consented to as of this 27th day of August, 2013

ANDREW B. CONRU TRUST AGREEMENT

By: /s/ Andrew B. Conru

Andrew B. Conru, Trustee

MAPSTEAD TRUST, CREATED APRIL 16, 2002

By: /s/ Lars Mapstead

Lars Mapstead, Trustee

By: /s/ Marin Mapstead

Marin Mapstead, Trustee